EXHIBIT 10.12

Mr. William W. Boisture
President & Chief Operating Officer
Gulfstream Aerospace Corporation
500 Gulfstream Road
Savannah, GA. 31402

Dear Bill:

Please accept this letter to memorialize our understanding of certain issues agreed to between you and General Dynamics Corporation.

This letter agreement is predicated on your remaining employed with General Dynamics Corporation through December 31, 2004. During the term of this Agreement, you will continue to receive an annual base salary that is no less than your current base salary. Consistent with our normal practices, your base salary and bonus will be reviewed annually.

In further consideration, we have agreed to the following:

Relocation from Savannah, Georgia to Ft. Worth, Texas:

General Dynamics Corporation will reimburse you for the cost of moving from Savannah, Georgia to Ft. Worth Texas. This includes the cost of packing/unpacking, moving (including transporting one automobile) and storing (for up to six months, if necessary) your household items and furniture. General Dynamics Corporation will also reimburse you for the cost of reasonable real estate commissions and closing costs (including tide charges, settlement costs and reasonable attorney’s fees) you may incur in the course of selling your principal residence in Savannah, Georgia.

In the event that your employment terminates prior to December 31, 2004, you agree to reimburse the Company for the moving expenses and real estate commissions paid on your behalf.

Retirement Agreement Benefit:

In exchange for devoting your full and exclusive services to General Dynamics Corporation (and its subsidiaries), effective as of the date below, General Dynamics Corporation agrees to pay you a “Retirement Agreement Benefit.” Your Retirement Agreement Benefit shall be calculated as provided below from the available general assets of the Corporation.

You will continue to participate in the Gulfstream Aerospace Corporation Pension Plan (the “Savannah Plan”) and accrue benefits thereunder. Your monthly Retirement Agreement Benefit will be equal to: (l) the benefit calculated in accordance with the general provisions of the General Dynamics Retirement Plan for Salaried Employees (the “General Dynamics Plan”), as amended, but without regard to the limitations imposed by Section 415 or 401(a)(17) of the Internal Revenue Code (as amended) reduced by (2) the monthly retirement benefit you are eligible to receive under the Savannah Plan (including post-retirement increases as received). Credited Service used in calculating your Retirement Agreement Benefit shall reflect both your prior employment with General Dynamics (from June 26, 1978 to October 9, 1979) and your period of service with Gulfstream. The General Dynamics Plan benefit is calculated on a single-life basis equal to the average of your final highest consecutive sixty (60) months of base salary rates (including amounts eligible to be received in cash, if any, under the General Dynamics Corporation Executive Compensation Program) times your Credited Service times 1-1/3 percent. If you retire before age 62, your Retirement Agreement Benefit will be reduced at the rate of 2-1/2 percent for each year (or portion thereof) your retirement age is less than 62 years old. In addition, your Retirement Agreement Benefit shall be reduced (on an actuarial equivalent basis) for payment in a form other than a single-life annuity. Your Retirement Agreement Benefit must be paid at the same time and in the same form that you elect to receive your retirement benefit under the Savannah Plan.

Your Retirement Agreement Benefit shall be earned site rate of 2-1/12% for each completed calendar month (starting from January 1, 2001) of active employment with General Dynamics Corporation. You shall be eligible for the entire benefit if you maintain active employment with General Dynamics Corporation through and including December 31, 2004. Your Retirement Agreement Benefit is an unfunded promise to pay money in the future and shall at all times be subject to the claims of general creditors of the Corporation.

You shall be eligible for full payment regardless of when you leave employment if your employment is terminated by reason of your incurring a total and permanent disability or your employment is terminated without cause. You shall be deemed totally and permanently disabled if you qualify for a disability benefit from the Social Security Administration. Your separation of employment shall be deemed to have terminated without cause as shall be determined within the sole and absolute discretion of the Compensation Committee of the Board of Directors.

Your Retirement Agreement Benefit shall be forfeited in full if your employment with the Corporation is terminated for cause as shall be determined within the sole and absolute discretion of the Compensation Committee of the Board of Directors.

If you should die prior to retiring from active service, your surviving spouse, if any, shall receive a monthly benefit payable from the Corporation equal to the amount determined in the manner described above but reflecting the pre-retirement surviving spouse provisions of the General Dynamics Plan (50% of the benefit that you would have received had you retired on the date immediately prior to your death reduced for commencement prior to age 62, if applicable, and for form of payment) and reduced by the pre-retirement surviving spouse’s benefit payable under the Savannah Plan including post-retirement increases.

I am pleased to provide you with these benefits. If this letter meets with your approval, please indicate your acceptance by signing and dating below and return one copy to me.

Sincerely,

General Dynamics Corporation

/s/ Nicholas D. Chabraja
Nicholas D. Chabraja
Chairman of the Board
And Chief Executive Officer

Accepted this 2 day of October, 2001:

/s/ William W. Boisture
William W. Boisture